SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549
                                FORM N-8A


                      NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8(A) OF THE
                     INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:

     FIRST TRUST EXCHANGE-TRADED ALPHADEX FUND II


Address of Principal Business Office (No. & Street, City, State, Zip Code):

     120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187


Telephone Number (including area code):

    (800) 621-1675


Name and Address of agent for service of process:

     W. Scott Jardine
     First Trust Portfolios L.P.
     120 East Liberty Drive, Suite 400
     Wheaton, Illinois 60187


Check appropriate box:

     Registrant is filing a Registration Statement pursuant to Section8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
     Yes  X    No
         ---      ---


                            ------------------------

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Wheaton and State of Illinois on the 19th day of January, 2011.


                         First Trust Exchange-Traded AlphaDEX
                            Fund II
                         (Name of Registrant)


                         By: /s/ James A. Bowen
                            ---------------------------------
                            James A. Bowen, President, Chairman of the
                            Board and Trustee



Attest: /s/ W. Scott Jardine
        ------------------------
        W. Scott Jardine
        Secretary